SCHEDULE A TO THE INVESTMENT ADVISORY AGREEMENT

Exhibit (d)(ii)

APPENDIX A

Fund	Fee Rate	Effective Date
TrimTabs All Cap International Free-Cash-Flow ETF	0.59%	[ ], 2017
TrimTabs Float Shrink ETF	0.59%	September 27, 2016